CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-278797-04  on Form S-3 of our report dated February 25, 2026, relating to the financial statements of Northern States Power Company, a Minnesota corporation, appearing in this Annual Report on Form 10-K of Northern States Power Company, a Minnesota corporation, for the year ended December 31, 2025.

Minneapolis, Minnesota
February 25, 2026